UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2012

MAGICJACK VOCALTEC LTD.
(Exact name of registrant as specified in its charter)

Israel	000-27648
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

12 BENNY GAON STREET, BUILDING 2B
POLEG INDUSTRIAL AREA, NETANYA, ISRAEL 42504
(Address of principal executive offices, including zip code)

Telephone: (561) 749-2255
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                      Other Events

Long term and strategic investors, including the Company’s Chairman, President and three shareholders, each of which already beneficially owns more than five percent of the magicJack’s outstanding ordinary shares, bought approximately one million shares from Dan Borislow,  magicJack's CEO. The Board was advised, and supportive of a transaction that would enable Mr. Borislow to not have personal debt tied to his stock.  Following this transaction, Mr. Borislow remains the Company’s largest shareholder, beneficially owning more than 20 percent of the Company's ordinary shares. In addition, Mr. Borislow has committed not to margin or pledge his remaining shares in the future.

Mr. Borislow receives a base salary of $200,000 per year and is not entitled to any other equity-based or incentive compensation.  Mr. Borislow said, “I regrettably had to sell shares in magicJack for liquidity.  Investors and the Board thought it wise that I be positioned to stay out of debt tied to my magicJack stock, so that there could not even be the appearance of a conflict with the Company when considering dividends, acquisitions and other important matters  .magicJack is the only stock that I own and to a large extent, defines who I am. Some recent highly publicized news events pertaining to Board member and executive margin accounts moved the decision along quicker.  With some recent inventions being deployed, new products and services launching soon and the company on a solid earnings track  I  and the Company continue to be in a great position”. Mr. Borislow continued,  “In selling these shares, I purposely sought investors who share my commitment to this Company and its future.  I was willing to sell shares at an attractive price compared to current market prices to find that kind of investor for our Company and new investors who can add to their new position. I was unwilling to sell shares in the open market.  I accomplished these goals.”

The shares were sold under an effective shelf registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Peter Russo
Name: Peter Russo
Title: Chief Financial Officer

Date: May 18, 2012